Exhibit 4.8

EXECUTION VERSION

THIS AMENDMENT AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of July 2019 by and among Pfizer Inc., a Delaware corporation (“Seller Parent”), GlaxoSmithKline plc, a public limited liability company incorporated under the laws of England and Wales (“Purchaser Parent”, and together with Seller Parent, the “Parents”), GlaxoSmithKline Consumer Healthcare Holdings Limited, a company incorporated under the laws of England and Wales (“Initial Purchaser”), and GlaxoSmithKline Consumer Healthcare Holdings (No.2) Limited, a company incorporated under the laws of England and Wales (“New Purchaser”, and together with Seller Parent, Purchaser Parent and Initial Purchaser, the “Parties”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the SAPA (as defined below).

W I T N E S S E T H:

WHEREAS, in connection with the implementation of the Purchaser Internal Restructurings, and with the intent to contribute the Purchaser Business held by Initial Purchaser to New Purchaser, (a) Purchaser Parent caused Initial Purchaser to (i) on April 24, 2019, incorporate New Purchaser as a direct wholly owned Subsidiary of Initial Purchaser, (ii) on July 1, 2019, contribute, transfer and assign to New Purchaser (x) Initial Purchaser’s equity interests in certain U.S. subsidiaries, (y) Initial Purchaser’s minority interests in certain subsidiaries and (z) certain contracts entered into by Initial Purchaser, in exchange for shares in New Purchaser, as set forth in the Contribution Agreement by and between Initial Purchaser and New Purchaser, dated as of July 1, 2019, (iii) on June 14, 2019, incorporate GSK Consumer Healthcare Holdings No. 1 LLC (“New US LLC 1”) and GSK Consumer Healthcare Holdings No. 2 LLC (“New US LLC 2” and, together with New US LLC 1, the “New US LLCs”), as direct, wholly owned Subsidiaries of Initial Purchaser, (iv) on July 2, 2019, contribute, transfer and assign to New US LLC 2, Initial Purchaser’s equity interests in its non-U.S. and non-Panamanian subsidiaries in exchange for membership interests in New US LLC 2, (v) on July 2, 2019, contribute, transfer and assign to New US LLC 1 Initial Purchaser’s equity interests in New US LLC 2 in exchange for membership interests in New US LLC 1, and (vi) on July 30, 2019, contribute, transfer and assign to New US LLC 2 four (4) debt instruments and one (1) promissory note with respect to certain assets and liabilities of the Purchaser Business in India and Argentina which are subject to the terms of the Global NEB Agreement (Purchaser Parent Delayed Markets); (b) certain equity interests in GSK Panama S.A., a corporation organized under the laws of Panama, forming part of the Purchaser Business held by Initial Purchaser, will be contributed to New Purchaser on the Closing Date in exchange for shares in New Purchaser; and (c) the New US LLCs will be contributed, directly or indirectly, to New Purchaser on the Closing Date (clauses (a) through (c), collectively, the “Purchaser Contribution”);

WHEREAS, Seller Parent, Purchaser Parent and Initial Purchaser entered into that certain Stock and Asset Purchase Agreement dated as of December 19, 2018 (the “SAPA”);

WHEREAS, Initial Purchaser wishes to transfer by novation to New Purchaser, and New Purchaser wishes to accept the transfer by novation of, all rights, title, interest, obligations, duties and Liabilities of Initial Purchaser under and in respect of the SAPA, on the terms set forth in this Agreement;

WHEREAS, Seller Parent and Purchaser Parent wish to release Initial Purchaser from its obligations under and in respect of the SAPA in exchange, inter alia, for New Purchaser’s assumption of the same obligations, on the terms set forth in this Agreement; and

WHEREAS, Seller Parent, Purchaser Parent, Initial Purchaser and New Purchaser desire to amend the SAPA and agree to certain other arrangements, in each case as set forth in this Agreement.

Exhibits and schedules have been omitted pursuant to the Instructions as to Exhibits in Form 20-F and will be furnished on a supplemental basis to the Securities and Exchange Commission upon request.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	New Purchaser

(a)	New Purchaser hereby agrees to perform under the terms of the SAPA, as amended by the terms of this Agreement.

(b)

New Purchaser hereby assumes all obligations, duties and Liabilities, and is entitled to all rights, title and interest, under the SAPA, as amended by the terms of this Agreement, as if New Purchaser had at all times been the “Purchaser” party to the SAPA.

(c)

Purchaser Parent hereby represents and warrants to Seller Parent, Initial Purchaser and New Purchaser that New Purchaser is ready, able, and willing to fully perform, assume and otherwise be responsible for, any and all obligations, duties and Liabilities under the SAPA, as amended by the terms of this Agreement.

(d)

Purchaser Parent hereby represents and warrants to Seller Parent, Initial Purchaser and New Purchaser that New Purchaser was formed solely for the purpose of acquiring and holding the Purchaser Business (and, following the consummation of the transactions contemplated by the SAPA, the Business), and since the date of its formation, has not engaged in or carried on any other business, conducted any other operations, owned any assets other than the assets comprising the Purchaser Business, or incurred any Liabilities of any kind other than Purchaser Liabilities or Liabilities incident to the execution of this Agreement.

(e)

In consideration of the foregoing novation and other valuable consideration, Initial Purchaser shall be released and discharged of all obligations to perform under the SAPA, and shall be fully relieved of liability to any other party to this Agreement arising out of the SAPA, in each case effective from and after the earlier of the completion of the Purchaser Contribution on the Closing Date or the effective time of the Closing pursuant to Section 3.1(a) of the SAPA. For clarity, prior to the earlier of the completion of the Purchaser Contribution or the effective time of the Closing pursuant to Section 3.1(a) of the SAPA, Initial Purchaser shall be fully responsible for any and all obligations, duties and Liabilities of Purchaser under the SAPA, including any such obligations, duties and Liabilities of Initial Purchaser prior to entering into this Agreement and any such obligations, duties and Liabilities of New Purchaser prior to the effectiveness of the release contemplated by this Agreement. For the avoidance of doubt, subject to the foregoing novation and the substitution of New Purchaser for Initial Purchaser as provided in this Agreement, nothing in this Agreement is intended to or shall relieve any Party of any Liability it may have under the SAPA for any breach of any provision thereof occurring prior to the execution of this Agreement.

(f)

For the avoidance of doubt, effective from and after the earlier of the completion of the Purchaser Contribution on the Closing Date or the effective time of the Closing pursuant to Section 3.1(a) of the SAPA, all previous actions taken by Initial Purchaser in fulfillment of its obligations and duties under the SAPA shall be considered to have fulfilled those parts of Initial Purchaser’s obligations and duties under the SAPA.

(g)

The Parties hereby acknowledge and agree that any representation or warranty made by Purchaser Parent in Article V of the SAPA with respect to “Purchaser” (A) is made, as of the date of the SAPA, with respect to Initial Purchaser (and its Affiliates and Subsidiaries, as applicable), and not with respect to New Purchaser and (B) shall be true and correct, as of the Closing Date as though made on the Closing Date pursuant to Section 8.3(a) of the SAPA and for purposes of the certificate required to be delivered by Purchaser Parent to Seller Parent pursuant to Section 8.3(c) of the SAPA, with respect to New Purchaser (and its Affiliates and Subsidiaries, as applicable), and not with respect to Initial Purchaser.

(h)

The Parties hereby acknowledge and agree that, for all purposes under the SAPA, as amended by the terms of this Agreement, references to “Purchaser” in the SAPA, as amended by the terms of this Agreement, shall be deemed to mean (i) prior to the effectiveness of this Agreement, Initial Purchaser, and (ii) after the effectiveness of this Agreement, New Purchaser.

(i)

For the avoidance of doubt, for the purposes of Article VII of the SAPA, Initial Purchaser shall be deemed a “Purchaser Parent Indemnified Party” and New Purchaser shall be deemed a “Purchaser Indemnified Party” (and New Purchaser shall be deemed a “Purchaser Tax Indemnified Party” for purposes of the SAPA, and Initial Purchaser shall not be).

2.	Certain Representations and Warranties

(a)

Seller Parent hereby represents and warrants to Purchaser Parent, Initial Purchaser and New Purchaser that: it has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution and delivery by Seller Parent of this Agreement, and the performance by Seller Parent of its obligations hereunder, have been duly authorized by all requisite corporate action; and this Agreement has been duly executed and delivered by Seller Parent and, assuming this Agreement has been duly executed and delivered by Purchaser Parent, Initial Purchaser and New Purchaser, constitutes a legal, valid and binding obligation of Seller Parent, enforceable against Seller Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

(b)

Purchaser Parent hereby represents and warrants to Seller Parent, Initial Purchaser and New Purchaser that: each of Purchaser Parent, Initial Purchaser and New Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution and delivery by Purchaser Parent, Initial Purchaser and New Purchaser of this Agreement, and the performance by Purchaser Parent, Initial Purchaser and New Purchaser of its obligations hereunder, have been duly authorized by all requisite corporate action; and this Agreement has been duly executed and delivered by Purchaser Parent, Initial Purchaser and New Purchaser and, assuming this Agreement has been duly executed and delivered by Seller Parent, constitutes a legal, valid and binding obligation of each of Purchaser Parent, Initial Purchaser and New Purchaser, enforceable against Purchaser Parent, Initial Purchaser and New Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

3.	Closing

(a)	The first sentence of Section 3.1(a) of the SAPA shall be amended and restated in its entirety to state:

“The Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz located at 51 West 52nd Street, New York, New York 10019, at 10:00 a.m. (New York time) on July 31, 2019, or at such other time (but not date) and place as the Parties may mutually agree; provided, that in the event that the conditions set forth in Article VIII (other than the conditions that by their nature are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions) have not been satisfied or waived as of July 31, 2019, the Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz located at 51 West 52nd Street, New York, New York 10019, at 10:00 a.m. (New York time) on the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article VIII (other than the conditions that by their nature are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), or at such other time and place as the Parties may mutually agree.”

(b)	The third sentence of Section 3.1(a) of the SAPA shall be amended and restated in its entirety to state:

“Unless the Parties agree otherwise, and notwithstanding the actual occurrence of the Closing at any particular time on the Closing Date, the Closing shall be deemed to occur and be effective as of 11:59 p.m. (New York time) on the Closing Date.”

(c)	A new Section 3.1(e) shall be added to Article III of the SAPA as follows:

“(e)	Seller Parent, Purchaser Parent and Purchaser shall cause the transactions set forth in Exhibit H to occur on the dates and in the sequence set forth thereon.”

(d)	A new Exhibit H shall be added to the SAPA in the form set forth in Annex B to this Agreement.

(e)

In the event the Closing does not take place on July 31, 2019, the Parties agree to cooperate in good faith to modify the provisions of this Agreement that assume a July 31, 2019 Closing Date, including the definition of Measurement Time and Sections 4 and 9, in order to effectuate and preserve the intent of the Parties in entering into this Agreement as nearly as practicable with respect to such other Closing Date.

(f)

The Parties acknowledge and agree that the intent and purpose of the transactions set forth in Annex B to this Agreement and the novation and substitution of New Purchaser for Initial Purchaser described above is to facilitate the entry by the Parties into the consumer healthcare joint venture contemplated by the SAPA, and not to alter the underlying assets and liabilities of such joint venture or the Parties’ respective economic or substantive rights or interests in, or obligations with respect to, the business of such joint venture following the Closing, and the provisions of this Agreement related to such transactions and novation and substitution will be interpreted and construed in a manner consistent with the foregoing.

4.	Closing Financial Matters

(a)	A new Section 3.1(f) shall be added to Article III of the SAPA as follows:

“Notwithstanding any provision of this Agreement to the contrary (including Section 6.2(c)), from and after 11:59 p.m. (New York time) on July 28, 2019, until 11:59 p.m. (New York time) on the Closing Date, except as Purchaser Parent shall otherwise consent in writing, Seller Parent covenants and agrees that (i) it shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct the Business in the ordinary course of business in all material respects and in a manner designed such that Business Working Capital and Business Net Cash, were such amounts to be measured as of 11:59 p.m. on the Closing Date, would be substantially similar to such amounts as of the Measurement Time (with respect to the Business), other than changes to such amounts as may occur in the ordinary course of business and (ii) it shall cause the Conveyed Subsidiaries and their Subsidiaries not to declare or pay dividends or distributions of, or otherwise transfer to Seller Parent or any Retained Subsidiary, any Cash Equivalents.”

(b)	The reference to “subject to Section 6.5(f)” in Section 6.2(c) of the SAPA shall be changed to “subject to Section 3.1(f) and Section 6.5(f)”.

(c)

The references to “12:01 a.m.” in (i) the definitions of “Purchaser Net Cash” and “Purchaser Working Capital” in Section 1.1 of the SAPA and (ii) Sections 6.6(c)(iv), 6.7(b) and 6.18(a) of the SAPA shall be changed to “11:59 p.m.”.

(d)

The references to “12:01 a.m. (New York time) on the Closing Date” in (i) the definitions of “Business Net Cash,” “Business Working Capital,” and “Goods in Transit” in Section 1.1 of the SAPA and (ii) Sections 2.3(b) and 6.7(a) of the SAPA shall be changed to “11:59 p.m. (New York time) on July 28, 2019”, and the reference to “after the Closing Date” in the last sentence of Section 2.3(b) of the SAPA shall be changed to “after 11:59 p.m. (New York time) on July 28, 2019”.

(e)	Paragraph 1 of Part II of Annex B-1 (Accounting Principles) of the SAPA shall be amended and restated in its entirety to state:

“1.

The Estimated Closing Statement shall be drawn up by Seller Parent as of 11:59 p.m. (New York time) on July 28, 2019 (the “Measurement Time”), as estimated in good faith by Seller Parent, in the format set out in Annex B-2, including with respect to the line items to be included as assets and liabilities in the calculation of Business Working Capital and Business Net Cash, and shall be delivered within the time period specified in the Purchase Agreement. The Proposed Closing Statement shall be drawn up by Purchaser in accordance with the terms of the Purchase Agreement, including with respect to the line items to be included as assets and liabilities in the calculation of Business Working Capital and Business Net Cash as of the Measurement Time in a manner consistent with the Accounting Principles and the Sample Closing Statement, and shall be delivered to Seller Parent and Purchaser Parent within the time period specified in the Purchase Agreement.”

(f)	Paragraph 5(a) of Part II of Annex B-1 (Accounting Principles) of the SAPA shall be amended and restated in its entirety to state:

“a.

for Business Net Cash and Business Working Capital, (x) for purposes of the Proposed Closing Statement, the relevant month-end rate for July 2019 (which is typically the Reuters rate in effect as of 12:00 p.m. (London time) on the last day of Purchaser Parent’s July accounting period) as published by Purchaser Parent on its internal network and used by Purchaser Parent for monthly consolidation purposes in the ordinary course and (y) for purposes of the Estimated Closing Statement only, the Bloomberg exchange rates in effect as of 3:00 p.m. (Dublin time) on May 24, 2019 (in the case of the Purchased Assets and Assumed Liabilities subject to the Global NEB Agreement (Seller Parent Delayed Markets) and included in the calculation of Business Net Cash and Business Working Capital) and June 28, 2019 (in the case of all other Purchased Assets and Assumed Liabilities included in the calculation of Business Net Cash and Business Working Capital)).”

(g)

In connection with the preparation of the Estimated Closing Statement, the Parties acknowledge and agree that certain accounts receivable of the Business, as referenced in the Estimated Closing Statement (Tab TB Reconciliation, Row 28, Adjustment 8) (such accounts receivable, the “Withheld Accounts Receivable”), were omitted from the calculation of Business Working Capital in the Estimated Closing Statement, and that beneficial ownership of the Withheld Accounts Receivable is being retained by Seller Parent or a Retained Subsidiary as an Excluded Asset and the Withheld Accounts Receivable will not be reflected in the Proposed Closing Statement (and Purchaser and its applicable Subsidiaries will, as the holder of legal title to the Withheld Accounts Receivable and upon collection and receipt of any amounts in respect of the Withheld Accounts Receivable on behalf of Seller Parent or its applicable Retained Subsidiaries, remit such amounts to Seller Parent or its designated Retained Subsidiary). Seller Parent shall provide Purchaser with information regarding such Withheld Accounts Receivable reasonably necessary to enable Purchaser to perform the collection and remittal obligations set forth in the preceding sentence, which information shall be provided within forty-five (45) days following the Closing Date. The Parties further acknowledge and agree that certain Product Registrations are being retained by Seller Parent or a Retained Subsidiary for a temporary period following the Closing pursuant to arrangements mutually agreed by the Parties. For the avoidance of doubt, the retained Product Registrations that are the subject of the preceding sentence shall remain Purchased Assets for all purposes under the SAPA, and the preceding sentence and the arrangements referenced therein shall not otherwise waive or affect Purchaser’s rights under the SAPA with respect to such Purchased Assets, including Section 2.1(i) of the SAPA.

(h)

With respect to Seller Parent’s obligation to deliver to Purchaser Parent the Estimated Closing Statement in clause (a) of Section 2.8(a) of the SAPA, the reference to “seven (7) Business Days” in Section 2.8(a) of the SAPA shall be changed to “four (4) Business Days.”

(i)

The references to “Purchaser Closing Statement” in Annex B-3 (Purchaser Accounting Principles) of the SAPA shall be changed to “Proposed Closing Statement” and the reference to “Purchaser Estimated Closing Statement” in Section 2.8(a) of the SAPA and Annex B-3 (Purchaser Accounting Principles) of the SAPA shall be changed to “Estimated Purchaser Closing Statement.”

(j)	Paragraph 1 of Part II of Annex B-3 (Purchaser Accounting Principles) of the SAPA shall be amended and restated in its entirety to state:

“1.

The Estimated Purchaser Closing Statement shall be drawn up by Purchaser Parent as of 11:59 p.m. (New York time) on the Closing Date (the “Measurement Time”), as estimated in good faith by Purchaser Parent, in the format set out in Annex B-4, including with respect to the line items to be included as assets and liabilities in the calculation of Purchaser Working Capital and Purchaser Net Cash, and shall be delivered to Seller Parent within the time period specified in the Purchase Agreement. The Proposed Closing Statement shall be drawn up by Purchaser in accordance with the terms of the Purchase Agreement, including with respect to the line items to be included as assets and liabilities in the calculation of Purchaser Working Capital and Purchaser Net Cash as of the Measurement Time in a manner consistent with the Purchaser Accounting Principles and the Sample Purchaser Closing Statement, and shall be delivered to Seller Parent and Purchaser Parent within the time period specified in the Purchase Agreement.”

(k)	Paragraph 5(a) of Part II of Annex B-3 (Purchaser Accounting Principles) of the SAPA shall be amended and restated in its entirety to state:

“a.

for Purchaser Net Cash and Purchaser Working Capital, (x) for purposes of the Proposed Closing Statement, the relevant month-end rate for July 2019 (which is typically the Reuters rate in effect as of 12:00 p.m. (London time) on the last day of Purchaser Parent’s July accounting period) as published by Purchaser Parent on its internal network and used by Purchaser Parent for monthly consolidation purposes in the ordinary course, and (y) for purposes of the Estimated Purchaser Closing Statement only, the Reuters rate in effect as of 12:00 p.m. (London time) on May 31, 2019.”

(l)	A new Paragraph 16 of Part II of Annex B-3 (Purchaser Accounting Principles) of the SAPA shall be added to state:

“16.

For purposes of the Estimated Purchaser Closing Statement and the Proposed Closing Statement (in respect of the Purchaser Business only), Finance Leases under 1 Year (2825) and Finance Leases Over 1 Year (2828) shall reflect the amounts thereof set forth in the audited consolidated balance sheet of the Purchaser Business as of December 31, 2018.”

(m)	The following sentences shall be added to the end of Section 2.9(a) of the SAPA:

“At the time of delivery of the Proposed Closing Statement, Purchaser shall also deliver to Seller Parent and Purchaser Parent a statement setting forth Purchaser’s calculation of the aggregate amount of profit earned, or loss incurred, by the Business during the three (3)-day period between (and including such dates) (x) the day following the Measurement Time (with respect to the Business) and (y) the Closing Date (such amount, the “Stub Period Amount”). The Stub Period Amount shall be the product of (A) the average daily profit (or loss) of the Business before taxes (such amount determined based on the average daily profit (or loss) before taxes during Seller Parent’s July 2019 accounting period, and derived from the monthly load file received by Purchaser in respect of such accounting period), multiplied by (B) the number of days between (and including such dates) the day following the Measurement Time (with respect to the Business) and the Closing Date (i.e., three (3), assuming the Closing Date is July 31, 2019). The Parties hereto acknowledge and agree that the calculation of the Stub Period Amount and any payment in respect thereof shall not alter the rights, obligations and indemnities of Seller Parent pursuant to

Section 6.5(d)(i) of this Agreement. If the Stub Period Amount is a positive number, Purchaser shall, and Purchaser Parent shall cause Purchaser to, pay within five (5) Business Days of the Closing Statement Finalization Date to Seller Parent (and/or Seller Parent’s designee(s), in such allocations as may be directed by Seller Parent), by wire transfer of immediately available funds to the Seller Account, an amount in cash equal to the Stub Period Amount; provided, that in the event the post-Closing adjustments contemplated by this Section 2.9 result in a Final Business Deficit Adjustment that is greater than the value of the Stub Period Amount, Seller Parent may elect by written notice to Purchaser within two (2) Business Days of the Closing Statement Finalization Date to have the Stub Period Amount netted against the amount of such Final Business Deficit Adjustment, such that there shall be a single cash payment from Seller Parent to Purchaser, by wire transfer of immediately available funds to the Purchaser Account, in the amount of the Final Business Deficit Adjustment less the Stub Period Amount, and no separate cash payment from Purchaser to Seller Parent of the Stub Period Amount, in satisfaction of Seller Parent’s obligations with respect to the payment of the Final Business Deficit Adjustment under Section 2.9(h) and Purchaser’s obligations with respect to the payment of the Stub Period Amount under this Section 2.9(a). If the Stub Period Amount is a negative number, Seller Parent shall pay within five (5) Business Days of the Closing Statement Finalization Date to Purchaser, by wire transfer of immediately available funds to the Purchaser Account, an amount in cash equal to the absolute value of the Stub Period Amount; provided, that in the event the post-Closing adjustments contemplated by this Section 2.9 result in a Final Business Excess Adjustment that is greater than the absolute value of the Stub Period Amount, Seller Parent may elect by written notice to Purchaser within two (2) Business Days of the Closing Statement Finalization Date to have the Stub Period Amount netted against the amount of such Final Business Excess Adjustment, such that there shall be a single cash payment from Purchaser to Seller Parent, by wire transfer of immediately available funds to the Seller Account, in the amount of the Final Business Excess Adjustment less the absolute value of the Stub Period Amount, and no separate cash payment from Seller Parent to Purchaser of the Stub Period Amount, in satisfaction of Purchaser’s obligations with respect to the payment of the Final Business Excess Adjustment under Section 2.9(g) and Seller Parent’s obligations with respect to the payment of the Stub Period Amount under this Section 2.9(a). Any disputes with respect to the calculation of the Stub Period Amount shall be subject to the dispute resolution procedures set forth in Section 2.9 of the Purchase Agreement, which shall apply mutatis mutandis.”

5.	Seller Disclosure Letter

(a)

Section 1.1(A) (Conveyed Subsidiaries), Section 4.3(b) (Conveyed Subsidiaries; Capital Structure) and Section 4.3(c) (Conveyed Subsidiaries; Capital Structure) of the Seller Disclosure Letter shall be amended and restated in their entirety as set forth in Annex A to this Agreement.

(b)	Section 2.1(c) (Leased Real Property) of the Seller Disclosure Letter shall be amended and restated in its entirety as set forth in Annex D to this Agreement.

(c)	Section 2.1(q) (Other Purchased Assets) of the Seller Disclosure Letter shall be amended and restated in its entirety as set forth in Annex C to this Agreement.

(d)	Item 6 in Section 2.3(a)(xx) (Excluded Assets) of the Seller Disclosure Letter shall be amended and restated in its entirety to state:

“6.	Reserved.”

6.	Purchaser Parent Disclosure Letter

(a)	The fifth row in the table contained in Section 5.3(b) of the Purchaser Parent Disclosure Letter shall be amended and restated in its entirety to state:

de Miclén sro (Slovakia)	25 Ordinary Euro shares with a nominal value of €1.000

GlaxoSmithKline Consumer Healthcare (Overseas) Limited (24 Ordinary Euro shares with a nominal value of €1.000)

GlaxoSmithKline Consumer Healthcare Holdings Limited (1 Ordinary Euro share with a nominal value of €1.000)

7.	Net Economic Benefit Arrangements

(a)	The following new paragraphs shall be added under Section 4.15 (Assets) of the Seller Disclosure Letter:

“The transfer of legal title to the Purchased Assets (including equity interests in certain Conveyed Subsidiaries or Subsidiaries thereof) in the Seller Parent Delayed Markets shall not occur on the Global Closing Date, but shall be deferred until such time as the Deferred Closing Business (as defined in the Global NEB Agreement (Seller Parent Delayed Markets)) in each such Seller Parent Delayed Market is transferred to Purchaser or its applicable Subsidiary in accordance with the terms of this Agreement and the Global NEB Agreement (Seller Parent Delayed Markets).

In addition, reference is made to the Preparation H Mexico Letter Agreement.”

(b)	The following new paragraph shall be added under Section 5.16 (Assets) of the Purchaser Parent Disclosure Letter:

“The transfer of legal title to certain assets and liabilities of the Purchaser Business in the Purchaser Parent Delayed Markets shall not occur on the Global Closing Date, but shall be deferred until such time as the Deferred Closing Business (as defined in the Global NEB Agreement (Purchaser Parent Delayed Markets)) in each such Purchaser Parent Delayed Market is transferred to Purchaser or its applicable Subsidiary in accordance with the terms of this Agreement and the Global NEB Agreement (Purchaser Parent Delayed Markets).”

(c)	A new Section 6.28 shall be added to Article VI of the SAPA as follows:

“6.28	Delayed Markets; Net Economic Benefit Arrangements.

(a)

At the Closing, Seller Parent, Purchaser Parent and Purchaser shall enter into an agreement providing for, among other things, (i) the retention and operation on behalf of Purchaser or the applicable Purchaser Designated Affiliates of certain Purchased Assets (including equity interests in certain Conveyed Subsidiaries or Subsidiaries thereof) and Assumed Liabilities that shall not transfer to Purchaser on the Closing Date by certain Subsidiaries of Seller Parent (other than any Purchased Assets (including equity interests) and Assumed Liabilities which, by their nature or by agreement of the Parties, will be transferred on the Closing Date), (ii) the calculation and settlement of payments for the purpose of Seller Parent and its Subsidiaries providing Purchaser and its Subsidiaries the economic and operational claims, rights, benefits and burdens of ownership of the Purchased Assets (including certain equity interests) in certain deferred jurisdictions set forth therein (the “Seller Parent Delayed Markets”), including the net profits and losses from the operation of the Purchased Assets (including certain equity interests) in such Seller Parent Delayed Markets beginning on (and including) the Closing Date, and (iii) the transfer to Purchaser and its applicable Subsidiaries following the Closing Date of the Purchased Assets (including equity interests) and Assumed Liabilities described in clause (i) (such agreement, the “Global NEB Agreement (Seller Parent Delayed Markets)”), in each case on the terms and conditions set forth therein.

(b)

At the Closing, Seller Parent, Purchaser Parent and Purchaser shall enter into an agreement providing for, among other things, (i) the retention and operation on behalf of Purchaser or the applicable Purchaser Designated Affiliates of certain assets (including equity interests) and liabilities of the Purchaser Business held by Purchaser Parent and its Affiliates (other than Purchaser and its Subsidiaries) that shall not transfer to Purchaser on the Closing Date by certain Affiliates of Purchaser Parent (other than Purchaser and its Subsidiaries), (ii) the calculation and settlement of payments for the purpose of Purchaser Parent and its Affiliates (other than Purchaser and its Subsidiaries) providing Purchaser and its Subsidiaries the economic and operational claims, rights, benefits and burdens of ownership of such assets (including equity interests) in certain deferred jurisdictions set forth therein (the “Purchaser Parent Delayed Markets”), including the net profits and losses from the operation of such assets (including equity interests) in such Purchaser Parent Delayed Markets beginning on (and including) the Closing Date, and (iii) the transfer to Purchaser and its applicable Subsidiaries following the Closing Date of the assets (including equity interests) and liabilities described in clause (i) (the “Global NEB Agreement (Purchaser Parent Delayed Markets)”), in each case on the terms and conditions set forth therein.”

8.	Taiwan Lease Agreement

(a)	The fourth recital to the SAPA shall be amended and restated in its entirety to state:

“WHEREAS, certain Sellers, Purchaser, Purchaser Parent and the Purchaser Designated Affiliates, at or prior to the Closing, will execute each of the Ancillary Agreements (other than the Lease Agreement); and”

(b)	Section 6.14(b) of the SAPA shall be amended and restated in its entirety to state:

“At or prior to the Closing, Purchaser Parent, Purchaser and Seller Parent, as applicable, shall enter into, execute and deliver, or cause their applicable Affiliates to enter into, execute and deliver, each of the Ancillary Agreements (other than the Lease Agreement).”

(c)	Section 6.14(d) of the SAPA shall be amended and restated in its entirety to state:

“As promptly as reasonably practicable after the Closing Date, but in any event within one hundred and twenty (120) days following the Closing Date, Seller Parent and Purchaser Parent shall negotiate, and they or their applicable Affiliates shall enter into, a lease agreement and related documentation in accordance with the terms set forth on Section 6.14(d) of the Seller Disclosure Letter (the “Lease Agreement”).”

(d)	Clause (b) of Exhibit A to the SAPA shall be amended and restated in its entirety to state:

“(b)

each Ancillary Agreement (other than the Lease Agreement), duly executed by Seller Parent or its Affiliates, as applicable, unless such Ancillary Agreement has been executed and delivered by the parties thereto prior to the Closing;”

(e)	Clause (b) of Exhibit B to the SAPA shall be amended and restated in its entirety to state:

“(b)

each Ancillary Agreement (other than the Lease Agreement), duly executed by Purchaser, Purchaser Parent or the applicable Purchaser Designated Affiliate, as applicable, unless such Ancillary Agreement has been executed and delivered by the parties thereto prior to the Closing; and”

9.	Employee Benefits

(a)	The first sentence of Section 6.6(a)(i) of the SAPA shall be amended and restated in its entirety to state:

“Purchaser and its Subsidiaries (including, after the Closing, the Conveyed Subsidiaries and the Subsidiaries thereof) shall, effective as of the Closing, assume or retain all Liabilities in respect of (A) the Conveyed Subsidiary Plans (including Liabilities thereunder that relate to an employee or former employee who is not a Business Employee or Former Business Employee), (B) except as otherwise expressly provided in this Section 6.6, the service of the Business Employees and Former Business Employees to the Business or Purchaser Business prior to, on or following the Closing Date, including all Liabilities for compensation (including commissions, bonuses, incentive pay, overtime, premium pay, shift differentials and severance or termination pay) that become payable on or after the Closing, (C) except as otherwise expressly provided in this Section 6.6, compensation and benefits required to be provided by, or transferring to Purchaser pursuant to, applicable Law with respect to a Business Employee or Former Business Employee, (D) the other Liabilities specified in this Section 6.6 as being assumed, retained or reimbursable by Purchaser or its Subsidiaries, (E) except as otherwise expressly provided in this Section 6.6, all costs and expenses arising from the obligations of Purchaser or its Subsidiaries under this Section 6.6, and the implementation by Purchaser of the compensation and benefit plans as contemplated hereunder, (F) any Liabilities arising out of the failure of Purchaser or its Subsidiaries to comply with its obligations under this Section 6.6, including the failure to extend offers pursuant to Section 6.6(b)(i) or engage in any consultations required or contemplated by Section 6.6(b)(i) or Section 6.6(j), and (G) the Purchaser Pension Liabilities (the Liabilities assumed or retained by Purchaser and its Subsidiaries pursuant to this Section 6.6, collectively, the “Purchaser Assumed Employee Liabilities”).”

(b)	The first sentence of Section 6.6(a)(iii) of the SAPA shall be amended and restated in its entirety to state:

“Purchaser Parent and its Affiliates (other than Purchaser and its Subsidiaries), shall, effective as of the Closing, retain or assume (A) all assets and Liabilities under or relating to each Purchaser Group Plan and each Foreign Purchaser Group Plan, and each other benefit or compensation plan, program, policy, agreement or arrangement at any time sponsored or maintained by Purchaser Parent or any of its ERISA Affiliates (including non-U.S. Affiliates) that is not (I) a Purchaser Business Plan, (II) Purchaser Pension Liabilities; (B) all Liabilities with respect to current or former employees of Purchaser Parent or its Affiliates who are not Purchaser Business Employees or Former Purchaser Business Employees; (C) all Liabilities with respect to the service prior to the Closing Date of the Purchaser Business Employees and Former Purchaser Business Employees to Purchaser Parent or its Affiliates (other than Purchaser and its Subsidiaries) to the extent such service was not related to the Purchaser Business; and (D) all other Liabilities specified in this Section 6.6 as being retained or assumed by Purchaser Parent or its applicable Affiliates pursuant to this Section 6.6, which Liabilities shall be Purchaser Parent Retained Liabilities.”

(c)	The last sentence of Section 6.6(a)(iii) of the SAPA shall be amended and restated in its entirety to state:

“Other than as expressly contemplated by this Section 6.6, in no event may Purchaser Parent or its Affiliates transfer a Purchaser Group Plan or Foreign Purchaser Group Plan (or any related Liabilities) that is not maintained by Purchaser or a Subsidiary thereof as of the date of this Agreement to Purchaser or a Subsidiary thereof.”

(d)	Footnote 6 in the Purchaser Parent Disclosure Letter shall be amended and restated in its entirety to state:

“Items marked with an “*” are Purchaser Business Plans. All other plans are Purchaser Group Plans or Foreign Purchaser Group Plans.”

(e)	Item 19 in Section 5.18(a) of the Purchaser Parent Disclosure Letter shall be amended and restated in its entirety to state:

“19.	Defined benefit pension plans.”

(f)	Item 62 in Section 5.18(a) of the Purchaser Parent Disclosure Letter shall be amended and restated in its entirety to state:

“62.	Pension plan.”

(g)	Item 120 in Section 5.18(a) of the Purchaser Parent Disclosure Letter shall be amended and restated in its entirety to state:

“GlaxoSmithKline Consumer Healthcare Holdings Limited Annual Report 2017

120.

In addition to the plans identified above, those additional Purchaser-level pension or other post-employment benefit plans or arrangements which are recognised in the GlaxoSmithKline Consumer Healthcare Holdings Limited Annual Report 2017 are hereby incorporated by reference.*”

(h)	Item 1 in Section 5.18(b) of the Purchaser Parent Disclosure Letter shall be amended and restated in its entirety to state:

“1.	Switzerland pension plan.”

(i)	Item 3 in Section 5.18(b) of the Purchaser Parent Disclosure Letter shall be amended and restated in its entirety to state:

“3.	Ireland pension plans.”

(j)	Item 4 in Section 5.18(b) of the Purchaser Parent Disclosure Letter shall be amended and restated in its entirety to state:

“4.

In addition to the plans identified above, those additional Purchaser-level pension or other post-employment benefit plans or arrangements which are recognised in the GlaxoSmithKline Consumer Healthcare Holdings Limited Annual Report 2017 are hereby incorporated by reference*.”

(k)	Item 11 in Section 5.18(d) of the Purchaser Parent Disclosure Letter shall be amended and restated in its entirety to state:

“11.	Switzerland pension plan.”

(l)	Item 15 in Section 5.18(d) of the Purchaser Parent Disclosure Letter shall be amended and restated in its entirety to state:

“15.	Ireland pension plans.”

(m)	Item 18 in Section 5.18(d) of the Purchaser Parent Disclosure Letter shall be amended and restated in its entirety to state:

“18.

In addition to the plans identified above, those additional Purchaser-level pension or other post-employment benefit plans or arrangements which are recognised in the GlaxoSmithKline Consumer Healthcare Holdings Limited Annual Report 2017 are hereby incorporated by reference*.”

(n)	Clause (i) of Section 6.6 of the SAPA shall be amended and restated in its entirety to state:

“(i)	[RESERVED]”

(o)	A new Section 6.6(s) shall be added to Section 6.6 of the SAPA as follows:

“(s)	Irish Pension Liabilities.

(i)

Each of Purchaser Parent and Purchaser shall use its reasonable best efforts to procure that as soon as is practicable after Closing, and in any event before the date of completion of any Listing Transaction or sale (direct or indirect) of the stock or assets of GSK Consumer Healthcare Ireland Limited and GSK Dungarvan Limited:

(A)

GSK Consumer Healthcare (Ireland) Limited and GSK Dungarvan Limited shall establish one or more pension plans in Ireland that have been duly authorised by local taxation and regulatory authorities (the “New Irish Plans”);

(B)

Subject to the preservation requirements of the Irish Pensions Act 1990 (as amended), the trustees of the GSK Ireland Pension Plan and the GSK (Ireland) Executive Pension Plan (the “Irish Plans”) shall transfer to the New Irish Plans such part of the assets of the Irish Plans (the “Irish Transferred Assets”) as are attributable to those members of the Irish Plans employed or formerly employed by GSK Consumer Healthcare Ireland Limited and GSK Dungarvan Limited who are Purchaser Business Employees or Former Purchaser Business Employees (the “Irish Transferring Beneficiaries”) and the Irish Transferring Liability (as defined below) as of the Irish Transfer Date (as defined below); and

(C)

As of the Irish Transfer Date, the New Irish Plans shall assume the Liability to provide benefits in respect of the Irish Transferring Beneficiaries that are equivalent in value to those to which the Irish Transferring Beneficiaries were entitled in the Irish Plans immediately before the Irish Transfer Date (the “Irish Transferring Liability”).

The date of the completion of the transfer from the Irish Plans to the New Irish Plans of the Irish Transferred Assets is the “Irish Transfer Date.” Each of Purchaser Parent and Purchaser shall use its reasonable best efforts to assist and cooperate with each other to take, or cause to be taken, all actions and to do all things necessary for the establishment of the plans and the transfer of assets and Liabilities. In the event that it is not possible to transfer the assets as contemplated by this Section 6.6(s)(i) but the Liabilities in respect of the Irish Transferring Beneficiaries under the Irish Plans nevertheless become Liabilities of Purchaser, Purchaser Parent and Purchaser shall take such actions as are necessary to replicate the economic effect of this Section 6.6(s) by making the true up under Section 6.6(s)(v)(A) and applying the Tax Benefit under Section 6.6(s)(vii).

(ii)

The transfer from both Irish Plans need not occur on the same date. Should the transfers from the Irish Plans take place on separate dates, the provisions of this Section 6.6(s) shall apply separately to each such transfer. The failure of the transfer from one Irish Plan to take place will not prevent the transfer from the other Irish Plan from proceeding.

(iii)

Within 45 days following the Irish Transfer Date, Purchaser Parent shall calculate the following amount (the “Irish Pension Adjustment”) and confirm such amount, together with its calculations and any other information reasonably required by Seller Parent to confirm the accuracy of such determination, in writing to Seller Parent:

(A)

the value of the Liabilities, as of the Irish Transfer Date, in respect of the Irish Transferring Beneficiaries by reference to the methodology and assumptions used for calculating the Liabilities of GSK Consumer Healthcare Ireland Limited and GSK Dungarvan Limited in the Irish Plans in the opening positions for Purchaser’s financial statements as of July 31, 2019, which shall be consistent with the methodology and assumptions used for calculating the Purchaser Pension Liabilities in the GlaxoSmithKline Consumer Healthcare Holdings Limited Annual Report 2018, with financial assumptions updated for market conditions as of the Irish Transfer Date (the “Irish Liability Value”); less

(B)	the value of the Irish Transferred Assets as of the Irish Transfer Date.

(iv)

Seller Parent shall, within 45 days following receipt of the calculation of the Irish Pension Adjustment and such information as it reasonably requires to verify it, in writing either confirm its agreement to such calculation (including the value of the Irish Liability Value and the Irish Transferred Assets) or notify Purchaser Parent in writing that it disagrees with the calculation, explaining why and providing its alternative calculation with any supporting documentation (including any alternative valuation of the Irish Liability Value and the Irish Transferred Assets). Where Seller Parent disagrees with Purchaser Parent’s calculations the provisions of Section 6.6(e)(vi) shall apply mutatis mutandis.

(v)

Within 30 days following either confirmation by Seller Parent of its agreement of the Irish Pension Adjustment or the determination of the Irish Pension Adjustment in accordance with Section 6.6(e)(vi):

(A)	If the Irish Pension Adjustment is a positive amount, Purchaser Parent shall pay to Purchaser or such of its Subsidiaries as Purchaser shall nominate an amount equal to the Irish Pension Adjustment;

(B)

If the Irish Pension Adjustment is a negative amount, Purchaser shall pay to Purchaser Parent or such of its Subsidiaries as Purchaser Parent shall nominate an absolute value equal to the Irish Pension Adjustment.

(vi)

For purposes of this Agreement, (A) the Irish Transferring Liability shall be Purchaser Assumed Employee Liabilities; and (B) any Liabilities of or related to the Irish Plans that do not transfer to the New Irish Plans pursuant to this Section 6.6(s) shall be Purchaser Parent Retained Liabilities. From and following the Irish Transfer Date, Purchaser and its Subsidiaries shall have no Liabilities in respect of the Irish Plans.

(vii)

Purchaser shall pay to Purchaser Parent the amount of any Tax Benefit actually realized by Purchaser or its Subsidiaries in the taxable year in which the payment pursuant to Section 6.6(s)(v)(A) is made or the subsequent two taxable years arising from any Tax Item in respect of any amount paid into the New Irish Plans up to an amount equal to that resulting from the true up under Section 6.6(s)(v)(A) in respect of the Irish Transferring Liability within fifteen (15) days of the filing of the Tax Return with respect to which the Tax Benefit is actually realized (or, if the Tax Benefit is in the form of an increased cash Tax refund, within fifteen (15) days of the receipt of such cash Tax refund from the applicable Governmental Authority).”

(p)	A new Section 6.6(t) shall be added to Section 6.6 of the SAPA as follows:

“(t)	Swiss Pension Liabilities.

(i)

Each of Purchaser Parent and Purchaser shall use its reasonable best efforts to procure that as soon as is practicable after Closing, and in any event before the date of completion of any Listing Transaction or sale (direct or indirect) of the stock or assets of GlaxoSmithKline Consumer Healthcare AG and Novartis Consumer Health SA (together the “Swiss CH Entities”):

(A)	The Swiss CH Entities shall establish a pension plan in Switzerland that has been duly authorised by local taxation and regulatory authorities (the “New Swiss Plan”); and

(B)

The board of the Personalvorsorgestiftung der GlaxoSmithKline Schweiz (the “Swiss Plan”) shall transfer to the New Swiss Plan such part of the assets of the Swiss Plan (the “Swiss Transferred Assets”) as are attributable to those members of the Swiss Plan employed or formerly employed by the Swiss CH Entities who are Purchaser Business Employees or Former Purchaser Business Employees (the “Swiss Transferring Beneficiaries”) and the Swiss Transferring Liability (as defined below) as of the Swiss Transfer Date (as defined below); and

(C)

As of the Swiss Transfer Date, the New Swiss Plan shall assume the Liability to provide benefits in respect of the Swiss Transferring Beneficiaries that are equivalent in value to those to which the Swiss Transferring Beneficiaries were entitled in the Swiss Plan immediately before the Swiss Transfer Date (the “Swiss Transferring Liability”).

The date of the completion of the transfer from the Swiss Plan to the New Swiss Plan of the Swiss Transferred Assets is the “Swiss Transfer Date”. Each of Purchaser Parent and Purchaser shall use its reasonable best efforts to assist and cooperate with each other to take, or cause to be taken, all actions and to do all things necessary for the establishment of the plan and the transfer of assets and Liabilities. In the event that it is not possible to transfer the assets as contemplated by this Section 6.6(t)(i) but the Liabilities in respect of the Swiss Transferring Beneficiaries under the Swiss Plans nevertheless become Liabilities of Purchaser, Purchaser Parent and Purchaser shall take such actions as are necessary to replicate the economic effect of this Section 6.6(t) by making the true up under Section 6.6(t)(iv)(A) and applying the Tax Benefit under Section 6.6(t)(vi).

(ii)

Within 45 days following the Swiss Transfer Date, Purchaser Parent shall calculate the following amount (the “Swiss Pension Adjustment”) and confirm such amount, together with its calculations and any other information reasonably required by Seller Parent to confirm the accuracy of such determination, in writing to Seller Parent:

(A)

the value of the Liabilities, as of the Swiss Transfer Date, in respect of the Swiss Transferring Beneficiaries by reference to the methodology and assumptions used for calculating the Liabilities of the Swiss CH Entities in the Swiss Plan in the opening positions for Purchaser’s financial statements as of July 31, 2019, which shall be consistent with the methodology and assumptions used for calculating the Purchaser Pension Liabilities in the GlaxoSmithKline Consumer Healthcare Holdings Limited Annual Report 2018, with financial assumptions updated for market conditions as of the Swiss Transfer Date (the “Swiss Liability Value”); less

(B)	the value of the Swiss Transferred Assets as of the Swiss Transfer Date; less

(C)

the net pension Liability attributable to the Swiss CH Entities in the opening positions for Purchaser’s financial statements as of July 31, 2019, which shall be consistent with the methodology and assumptions used for calculating the Purchaser Pension Liabilities in the GlaxoSmithKline Consumer Healthcare Holdings Limited Annual Report 2018, with financial assumptions updated for market conditions.

(iii)

Seller Parent shall, within 45 days following receipt of the calculation of the Swiss Pension Adjustment and such information as it reasonably requires to verify it, in writing either confirm its agreement to such calculation (including the value of the Swiss Liability Value and the Swiss Transferred Assets) or notify Purchaser Parent in writing that it disagrees with the calculation, explaining why and providing its alternative calculation with any supporting documentation (including any alternative valuation of the Swiss Liability Value and the Swiss Transferred Assets). Where Seller Parent disagrees with Purchaser Parent’s calculations the provisions of Section 6.6(e)(vi) shall apply mutatis mutandis.

(iv)

Within 30 days following either confirmation by Seller Parent of its agreement of the Swiss Pension Adjustment or the determination of the Swiss Pension Adjustment in accordance with Section 6.6(e)(vi):

(A)

If the Swiss Pension Adjustment is a positive amount of more than £2 million, Purchaser Parent shall pay to Purchaser or such of its Subsidiaries as Purchaser shall nominate an amount equal to the Swiss Pension Adjustment; and

(B)

If the Swiss Pension Adjustment is a negative amount, the absolute value of which is more than £2 million, Purchaser shall pay to Purchaser Parent or such of its Subsidiaries as Purchaser Parent shall nominate an absolute value equal to the Swiss Pension Adjustment.

(v)

For purposes of this Agreement, (A) the Swiss Transferring Liability shall be Purchaser Assumed Employee Liabilities; and (B) any Liabilities of or related to the Swiss Plan that do not transfer to the New Swiss Plan pursuant to this Section 6.6(t) shall be Purchaser Parent Retained Liabilities. From and following the Swiss Transfer Date, Purchaser and its Subsidiaries shall have no Liabilities in respect of the Swiss Plan.

(vi)

Purchaser shall pay to Purchaser Parent the amount of any Tax Benefit actually realized by Purchaser or its Subsidiaries in the taxable year in which the payment pursuant to Section 6.6(t)(iv)(A) is made or the subsequent two taxable years arising from any Tax Item in respect of any amount paid into the New Swiss Plan up to an amount equal to that resulting from the true up under Section 6.6(t)(iv)(A) in respect of the Swiss Transferring Liability within fifteen (15) days of the filing of the Tax Return with respect to which the Tax Benefit is actually realized (or, if the Tax Benefit is in the form of an increased cash Tax refund, within fifteen (15) days of the receipt of such cash Tax refund from the applicable Governmental Authority).”

(q)	A new Section 6.6(u) shall be added to Section 6.6 of the SAPA as follows:

“(u)	Other Purchaser Parent Pension Liabilities.

(i)

In the event that Purchaser or its applicable Subsidiaries establish pension plans in respect of the Purchaser Pension Liabilities (the “New Pension Plans”), the transfer of Liabilities and assets shall be determined as of the relevant transfer date in accordance with the provisions of Section 6.6(t)(i) and (v) mutatis mutandis.

(ii)

If the net pension Liability to be transferred to a New Pension Plan exceeds £0.5m, Purchaser Parent shall, within 30 days following the establishment of a New Pension Plan and the transfer of Liabilities and assets in accordance with Section 6.6(u)(i), provide its calculations and any other information reasonably required by Seller Parent to confirm the accuracy of such determination, in writing to Seller Parent. Seller Parent shall, within 30 days following receipt of such calculation and such information as it reasonably requires to verify it, in writing either confirm its agreement to such calculation (including the value of the transferred Liabilities and assets) or notify Purchaser Parent in writing that it disagrees with the calculation, explaining why and providing its alternative calculation with any supporting documentation (including any alternative valuation of the transferred Liabilities and assets). Where Seller Parent disagrees with Purchaser Parent’s calculations the provisions of Section 6.6(e)(vi) shall apply mutatis mutandis.

(iii)

For the purposes of paragraph (ii), the net pension Liability shall be determined by reference to the opening positions for Purchaser’s financial statements as of July 31, 2019, which shall be determined in a manner consistent with the methodology and assumptions used for calculating the Purchaser Pension Liabilities in the GlaxoSmithKline Consumer Healthcare Holdings Limited Annual Report 2018, with financial assumptions updated for market conditions as of July 31, 2019.”

(r)

The reference to “Section 6.5, Section 6.6 or Article VII” in the first sentence of Section 6.5(c)(i) of the SAPA shall be changed to “Section 6.5, Section 6.6 (other than Section 6.6(s) and Section 6.6(t)) or Article VII.”

10.	Transfer Taxes

(a)	Section 6.5(j) of the SAPA is hereby amended and restated in its entirety to state:

“Notwithstanding anything to the contrary in this Agreement, Seller Parent shall be responsible for half of, and Purchaser Parent shall be responsible for half of, any Transfer Taxes imposed on (i) the transfer of the Purchased Assets and Assumed Liabilities (which, for the avoidance of doubt, includes the transfer of any Purchased Assets or Assumed Liabilities in Seller Parent Delayed Markets) to Purchaser (or a Purchaser Designated Affiliate) and (ii) the direct or indirect transfer of the Purchaser Business (which, for the avoidance of doubt, includes the transfer of the Purchaser Business in Purchaser Parent Delayed Markets) by GlaxoSmithKline Consumer Healthcare Holdings Limited to each of Purchaser and Consumer Healthcare Holdings Ltd. and the subsequent direct or indirect transfer of an equity interest in Consumer Healthcare Holdings Ltd. by GlaxoSmithKline Consumer Healthcare Holdings Limited to Purchaser and, in each case, the costs of preparing and filing Tax Returns in respect of any such Transfer Taxes; provided, however, that the foregoing shall not apply to any Transfer Taxes triggered upon the Purchaser Parent Indemnified Parties and Purchaser Indemnified Parties consummating the steps set out under the heading “Alternate Steps” on Exhibit A of the Tax Indemnity Side Letter and which would not have been incurred upon the consummation of the steps set out under the heading “Original Steps” on Exhibit A of the Tax Indemnity Side Letter, and any such Transfer Taxes shall be governed by the terms of the Tax Indemnity Side Letter. The Party responsible under applicable Law for filing Tax Returns with respect to Transfer Taxes shall prepare and timely file such Tax Returns. Seller Parent and Purchaser Parent shall, and shall cause their respective Affiliates to, reasonably cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes and to minimize any such Transfer Taxes. This Section 6.5(j) does not apply to any Transfer Taxes imposed on any transaction or step forming part of the Seller Internal Restructurings or the Purchaser Internal Restructurings. Seller Parent shall be solely responsible for any Transfer Taxes imposed on any transaction or step forming part of the Seller Internal Restructurings and the costs of preparing and filing any Tax Returns in respect of any such Transfer Taxes, and Purchaser Parent shall be solely responsible for any Transfer Taxes imposed on any transaction or step forming part of the Purchaser Internal Restructurings and the costs of preparing and filing any Tax Returns in respect of any such Transfer Taxes.”

11.	VAT

(a)	Section 6.5(k)(i) is hereby amended and restated in its entirety to state:

“(i)

Notwithstanding anything to the contrary in this Agreement, subject to Section 6.5(k)(ii), (A) all payments made pursuant to this Agreement are exclusive of VAT and (B) any VAT imposed on the transfers of the Purchased Assets and Assumed Liabilities and the Purchaser Business to Purchaser (or any of the Purchaser Designated Affiliates) shall be charged to Purchaser (or the relevant Purchaser Designated Affiliate) in addition to, in the case of the Purchased Assets and Assumed Liabilities, the Purchase Consideration and, in the case of the Purchaser Business, the consideration referred to in the description of the

Purchaser Contribution. Purchaser (or the relevant Purchaser Designated Affiliate) shall pay any such VAT upon receipt of the relevant VAT invoices, if such invoice is required under applicable Law. Purchaser, Purchaser Parent and Seller Parent shall, and shall cause their respective Affiliates to, exercise commercially reasonable efforts to satisfy all compliance obligations necessary in order to treat any such transfer as a transfer of a going concern for VAT purposes where permissible under applicable Law. Where Seller Parent or Purchaser Parent has treated, or caused its Affiliates to treat, a transaction under this Agreement as a transfer of a going concern or otherwise exempt from or outside the scope of VAT and it receives notice that a Taxing Authority disagrees with that treatment, it shall promptly notify Purchaser and reasonably cooperate with Purchaser to contest such disagreement upon Purchaser’s request, provided that Purchaser shall indemnify Seller Parent or Purchaser Parent (as the case may be) in respect of any costs, expenses, fees or Taxes incurred in connection with such contest. Seller Parent in the case of the Purchased Assets and Assumed Liabilities and Purchaser Parent in the case of the Purchaser Business shall issue (or shall cause to be issued) any invoice necessary and reasonably cooperate with Purchaser and its Affiliates to provide information and documentation necessary for Purchaser and its Affiliates to comply with its VAT obligations under applicable Law. For clarity, this Section 6.5(k)(i) does not apply to any VAT imposed on any transaction or step forming part of the Seller Internal Restructurings or the Purchaser Internal Restructurings. Seller Parent shall be solely responsible for any VAT imposed on any transaction or step forming part of the Seller Internal Restructurings and the costs of preparing and filing any Tax Returns in respect of any such VAT and Purchaser Parent shall be solely responsible for any VAT imposed on any transaction or step forming part of the Purchaser Internal Restructurings and the costs of preparing and filing any Tax Returns in respect of any such VAT. Notwithstanding the foregoing, any VAT imposed on any transaction or step set out under the heading “Alternate Steps” on Exhibit A of the Tax Indemnity Side Letter and which would not have been imposed upon the consummation of the steps set out under the heading “Original Steps” on Exhibit A of the Tax Indemnity Side Letter shall be governed by the terms of the Tax Indemnity Side Letter, and this Section 6.5(k)(i) shall not apply to such VAT.”

12.	Tax Matters

(a)	Clause (5) of Section 6.5(d)(i) of the SAPA shall be amended and restated in its entirety to state:

“(w) Taxes for a Pre-Closing Tax Period imposed on any transaction effected pursuant to Section 2.3(b), (x) Taxes for a Pre-Closing Tax Period imposed on any settlement of any intercompany accounts of Seller Parent or its Subsidiaries pursuant to Section 6.7, (y) Taxes for a Pre-Closing Tax Period imposed on any transaction or step forming part of the Seller Internal Restructurings, or (z) Taxes imposed on any transaction or step with respect to any Seller Parent Delayed Market, occurring after the Closing Date and prior to the Applicable NEB Termination Date (as defined in the Global NEB Agreement (Seller Parent Delayed Markets)) that is necessary to deliver the Business and the Purchased Assets to Purchaser or its Subsidiaries on the Applicable NEB Termination Date, including by extracting any Excluded Assets from any Conveyed Subsidiaries (or their Subsidiaries),”

(b)	Clause (7) of Section 6.5(d)(ii) of the SAPA shall be amended and restated in its entirety to state:

“(x) Taxes for a Pre-Closing Tax Period imposed on any settlement of any intercompany accounts of Purchaser or any Subsidiary of Purchaser, on the one hand, and Purchaser Parent or any Subsidiary of Purchaser Parent (other than Purchaser and its Subsidiaries), on the other hand, pursuant to Section 6.7, (y) Taxes for a Pre-Closing Tax Period imposed on any transaction or step forming part of the Purchaser Internal Restructurings, or (z) Taxes imposed on any transaction or step with respect to any Purchaser Parent Delayed Market, occurring after the Closing Date and prior to the Applicable NEB Termination Date (as defined in the Global NEB Agreement (Purchaser Parent Delayed Markets)) that is necessary to deliver to Purchaser or its Subsidiaries the assets constituting part of the Purchaser Business on the Applicable NEB Termination Date, including by extracting from any Subsidiary of Purchaser Parent any assets constituting part of the Purchaser Parent Retained Business,”

13.	Intellectual Property

(a)	The following sentences shall be added to the end of Section 6.10 of the SAPA as follows:

“Notwithstanding the foregoing or anything to the contrary hereunder or in any Ancillary Agreement, if with respect to any Registered Business IP (except for Copyrights and Internet Identifiers included therein), the applicable Assignor (as defined in the applicable IP Assignment Agreement) for such Registered Business IP in the applicable IP Assignment Agreement is not listed (as of the Closing Date) as the owner of record in the applicable Intellectual Property office or agency in the applicable jurisdiction for such Registered Business IP, or if there is any other gap in the chain of title or other update reasonably required to the Assignor’s details (including change of name, address, or corporate status of the Assignor) of such Registered Business IP in the applicable Intellectual Property office or agency, then Seller Parent shall cause such Assignor and other applicable Affiliates of Seller Parent to, in coordination with the applicable Assignee (as defined in the IP Assignment Agreement) or its designee, (i) at the sole cost and expense of Seller Parent (or its Affiliates), and upon the reasonable request of the Assignee, take or cause to be taken such actions to update the identity of the owner of record, the chain of title or other update reasonably required to the Assignor’s details for the applicable Registered Business IP in the applicable Intellectual Property office or agency such that the Assignor is listed as the owner of record and there are no other gaps in such chain of title or other update reasonably required to the Assignor’s details (collectively “Update Actions”), including by preparing, filing, executing and delivering any and all assignments, powers of attorney or other agreements or documentation as may be required or requested by the Assignee or any of its Affiliates and (ii) reimburse the Assignee and its Affiliates for reasonable, documented out of pocket costs and expenses incurred by the Assignee and its Affiliates (“Update Costs”) relating to any such Update Actions undertaken by the Assignee and its Affiliates, having taken due consideration of any reasonable suggestions by Seller Parent, including all costs and expenses of preparing and recording country-specific assignments and legalization of signatures (where required). However, any and all out of pocket costs incurred by Seller Parent or its Affiliates or Assignor in relation to the transferred Business IP whereby prior to Closing the Assignor, Seller Parent or its Affiliate incurred costs for maintenance fees or other annuities, translations, national filings and validations due after Closing to ensure continuous protection of such Business IP on behalf of the Assignee will be deducted from any Update Costs due to Assignee and/or its Affiliates pursuant to this Section 6.10.”

14.	Exhibits

(a)	Exhibit C (Form of Purchaser Shareholders Agreement) of the SAPA shall be amended and restated in its entirety as set forth in Annex E to this Agreement.

(b)	Exhibit D (Form of Structuring Considerations Agreement) of the SAPA shall be amended and restated in its entirety as set forth in Annex F to this Agreement.

(c)	Exhibit E (Form of Restated Purchaser Articles of Association) of the SAPA shall be amended and restated in its entirety as set forth in Annex G to this Agreement.

15.	Definitions

(a)	The following defined term in Section 1.1 of the SAPA shall be amended and restated in its entirety to state:

““Ancillary Agreements” means, collectively, the Transition Services Agreement, Intellectual Property License Agreement, Manufacturing and Supply Agreement (Seller Parent as Supplier), Manufacturing and Supply Agreement (Purchaser as Supplier), IP Assignment Agreements, Transitional Trademark License Agreement, Safety Data Exchange Agreement, Data Transfer Agreement, Common Interest Agreement, Lease Agreement, Local Implementing Agreements, Structuring Considerations Agreement, Purchaser Shareholders Agreement, Global NEB Agreement (Seller Parent Delayed Markets), Global NEB Agreement (Purchaser Parent Delayed Markets), Effexor and Tazocin Transitional Agreement, and Local NEB Agreements.”

(b)

The defined term “Local Implementing Agreements” in Section 1.1 of the SAPA shall be understood to include the various share transfer agreements, Purchased Asset transfer agreements and other agreements and the schedules and exhibits thereto entered into by Seller Parent and its applicable Affiliates, on the one hand, and a Conveyed Subsidiary or Subsidiary thereof, on the other hand, in connection with the Seller Internal Restructurings and for purposes of implementing the eventual sale, transfer, conveyance, and assignment, as applicable, of the applicable Sellers’ right, title and interest in the Shares and the other Purchased Assets to, and the employment of the Business Employees consistent with Section 6.6 of the SAPA by, directly or indirectly through the transfer of the Shares or the equity interests of Subsidiaries of the Conveyed Subsidiaries, Purchaser and the Purchaser Designated Affiliates, and the assumption of the Assumed Liabilities, as the case may be, in the appropriate jurisdictions, and shall also include the global assignment and assumption agreement and the global bill of sale which shall be entered into, effective as of the Closing, by and between Seller Parent and Purchaser.

(c)	The following new defined terms shall be inserted in alphabetical order in Section 1.1 of the SAPA:

““Amendment Agreement” means that certain Amendment Agreement by and among Seller Parent, Purchaser Parent, Initial Purchaser and New Purchaser, dated as of July 31, 2019.

“Common Interest Agreement” means a common interest agreement to be entered into effective as of the Closing by and among Seller Parent, Purchaser Parent and Purchaser.

“Data Transfer Agreement” means the data transfer agreement to be entered into effective as of the Closing by and between Seller Parent, Purchaser Parent and Purchaser.

“Effexor and Tazocin Transitional Agreement” means the transitional agreement with respect to Effexor and Tazocin to be entered into effective as of the Closing by and among Seller Parent, GlaxoSmithKline Consumer Trading Services Limited, Pfizer Pharmaceuticals Ltd. and Wyeth Pharmaceutical Co., Ltd.

“Global NEB Agreement (Purchaser Parent Delayed Markets)” has the meaning set forth in Section 6.28(b).

“Global NEB Agreement (Seller Parent Delayed Markets)” has the meaning set forth in Section 6.28(a).

“Local NEB Agreements” has the meaning set forth in the Global NEB Agreement (Seller Parent Delayed Markets).

“Measurement Time” means (i) with respect to the Business, 11:59 p.m. (New York time) on July 28, 2019 and (ii) with respect to the Purchaser Business, 11:59 p.m. (New York time) on the Closing Date.

“Preparation H Mexico Letter Agreement” means that certain Stock and Asset Purchase Agreement Side Letter, by and among Seller Parent, Purchaser Parent and Initial Purchaser, dated as of June 21, 2019.

“Purchaser Parent Delayed Markets” has the meaning set forth in Section 6.28(b).

“Purchaser Pension Liabilities” means those Liabilities (net of allocable assets) accrued through the Closing Date in respect of Purchaser Business Employees and Former Purchaser Business Employees with benefits in any pension or other post-employment benefit plan or arrangement which was recognized in the GlaxoSmithKline Consumer Healthcare Holdings Limited Annual Report 2017, excluding any pension plan sponsored in, or subject to the Laws of, the United States or the United Kingdom. Without limiting the generality of the foregoing, in no event shall Purchaser Pension Liabilities include debt or other Liabilities arising under Section 75 of the Pensions Act 1995 (United Kingdom) or Liabilities arising under Title IV of ERISA.

“Purchaser Shareholders Agreement” means a shareholders agreement substantially in the form set forth in Exhibit C.

“Seller Parent Delayed Markets” has the meaning set forth in Section 6.28(a).

“Structuring Considerations Agreement” means a structuring considerations agreement substantially in the form set forth in Exhibit D.

“Stub Period Amount” has the meaning set forth in Section 2.9(a).

“Tax Indemnity Side Letter” means that certain Stock and Asset Purchase Agreement Side Letter, by and among Seller Parent, Purchaser Parent, Initial Purchaser and New Purchaser, dated as of July 2, 2019.

“Update Actions” has the meaning set forth in Section 6.10.

“Update Costs” has the meaning set forth in Section 6.10.”

16.	Letter Agreements Acknowledgement

(a)	The first sentence of Section 10.4 of the SAPA shall be amended and restated in its entirety to state:

“This Agreement (including the Seller Disclosure Letter, the Purchaser Parent Disclosure Letter and all Annexes and Exhibits), the Amendment Agreement, the Preparation H Mexico Letter Agreement and the Tax Indemnity Side Letter contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, except for (i) the Confidentiality Agreement and the Clean Team Agreement which shall each remain in full force and effect and (ii) the Ancillary Agreements and any other written agreement of the Parties that expressly provides that it is not superseded by this Agreement.”

(b)

Initial Purchaser hereby assigns and transfers all of its rights and obligations under the Preparation H Mexico Letter Agreement and the Tax Indemnity Side Letter to New Purchaser, and New Purchaser hereby accepts and assumes all of such rights and obligations.

17.	Miscellaneous Provisions

(a)

The execution, delivery and effectiveness of this Agreement shall not constitute a waiver or amendment of any provision of the SAPA, except as specifically set forth herein. Except as herein expressly amended, all of the terms, conditions and provisions of the SAPA and any of the documents, schedules or exhibits referred to therein shall remain in full force and effect.

(b)

This Agreement shall form a part of the SAPA for all purposes. From and after the date of this Agreement, any reference in the SAPA to “this Agreement”, “hereof”, “herein”, and “hereunder” and words or expressions of similar import, and any reference to the SAPA contained in any notice, request, certificate, or other document executed prior to, concurrently with or after the execution and delivery of this Agreement, including any Ancillary Agreement, shall be deemed to be a reference to the SAPA as amended hereby (and as may be further amended, modified, restated, supplemented or extended from time to time in accordance with the terms thereof) unless the context shall otherwise require.

(c)

The provisions set forth in Sections 10.1 (Notices), 10.2 (Amendment; Waiver), 10.3 (Assignment), 10.4 (Entire Agreement) (as amended hereby), 10.5 (Parties in Interest), 10.7 (Expenses), 10.10 (Governing Law; Jurisdiction), 10.11 (Counterparts), 10.12 (Headings), 10.13 (Severability), 10.14 (Rules of Construction), 10.15 (Specific Performance), 10.16 (Affiliate Status), and 10.17 (Waiver of Conflict Regarding Representation; Nonassertion of Attorney-Client Privilege) of the SAPA shall apply mutatis mutandis to this Agreement.

*     *     *     *     *

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

PFIZER INC.

By:	/s/ Joseph Dana Hughes
Name:	Joseph Dana Hughes
Title:	Vice President, BD

GLAXOSMITHKLINE PLC

By:	/s/ Charles M. Atkinson
Name:	Charles M. Atkinson
Title:	Duly Authorised Attorney

GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS LIMITED

By:	/s/ Charles M. Atkinson
Name:	Charles M. Atkinson
Title:	Duly Authorised Attorney

GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS (NO.2) LIMITED

By:	/s/ Charles M. Atkinson
Name:	Charles M. Atkinson
Title:	Duly Authorised Attorney

[Signature Page to Amendment Agreement]

Annex A

Amended and Restated

Sections 1.1(A), 4.3(b) and 4.3(c)

of the Seller Disclosure Letter

Annex B

Exhibit H of the SAPA

(Closing Restructuring and Transfers)

Annex C

Amended and Restated

Section 2.1(q)

of the Seller Disclosure Letter

Annex D

Amended and Restated

Section 2.1(c)

of the Seller Disclosure Letter

Annex E

Amended and Restated

Exhibit C of the SAPA

(Form of Purchaser Shareholders Agreement)

Annex F

Amended and Restated

Exhibit D of the SAPA

(Form of Structuring Considerations Agreement)

Annex G

Amended and Restated

Exhibit E of the SAPA

(Form of Restated Purchaser Articles of Association)